Exhibit 23.3

Hexindai Inc.
13th Floor, Block C, Shimao
No. 92 Jianguo Road
Chaoyang District, Beijing 100020
People’s Republic of China
September 29, 2017
Re: Consent of Oliver Wyman

Ladies and Gentlemen,

We understand that Hexindai Inc. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name, data and statements from our research reports and amendments thereto, including but not limited to the industry research report titled “China Consumer Lending Marketplace — Overview and Perspectives” (the “Report”), and any subsequent amendments to the Report, (i) in the preliminary and final Registration Statements and any amendments thereto, including under the heading “Experts”, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

For and on behalf of Oliver Wyman,

/s/ Cliff Sheng

Name: Cliff Sheng

Title: Partner